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                                                                       EXHIBIT B



                       AGREEMENT FOR PRIVATE PLACEMENT OF
                            COMMON STOCK AND OPTIONS

                          TECH ELECTRO INDUSTRIES, INC.

                                  REGULATION S
                              SALES AGENT AGREEMENT

                            ACCREDITED INVESTORS ONLY

                                                               December 17, 1996

Placement & Acceptance, Inc.
c/o Wisma Stephens
#12-09, Jalan Chulan
50200
Kuala Lumpur, Malaysia

Ladies and Gentlemen:

                   Tech Electro Industries, Inc. (together with its subsidiaries, the "Company"), a corporation organized under the laws of the State of Texas, hereby confirm its agreements with Placement and Acceptance, Inc., a British Virgin Islands corporation ("PAI"), as follows:

                  1. Description of the Offering. The Company proposes to offer to prospective purchasers ("Purchasers") an aggregate of 1,100,000 shares of its common stock, par value $.01 per share (the "Common Stock") and options to purchase an additional 1,000,000 shares of Common Stock (the "Options") at a combined price of $1.70 net to the Company (except as otherwise provided herein, the combined Common Stock and Options are referred to herein as the "Shares"). The offer and sale of the Shares will be referred to herein as the "Offering". The preferred minimum purchase per investor is 100,000 Shares; provided, however, that the Company may, in its discretion, allow an investor to purchase less than 100,000 Shares; provided, however, the Options may be exercised only in blocks of 150,000 shares of Common Stock. The Company and the Offering are more fully described in the Regulation S Offering Circular Memorandum relating to the offering dated January 28, 1997 (the "Memorandum"). All terms used herein, unless specifically defined herein, shall have the same meanings assigned in the Memorandum.

                  2. Representations and Warranties of the Company. The Company represents and warrants that:

                           (a)      The Memorandum has been prepared by the
Company and copies of such Memorandum and any amendments thereto have been delivered by the Company to PAI for distribution to potential Purchasers. No stop order or other similar order or decree preventing the use of the Memorandum or any amendment or supplement thereto, or any order

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asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), has been issued and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Company, is contemplated.

                           (b)      The Common Stock is duly registered under
Section 12(g) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Company has filed all reports required by the Exchange Act during the last 12 months.

                           (c)      The Memorandum was, on the date of its
issuance, and is, at the date hereof, accurate in all material respects and did not and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing at such dates, not misleading and will be, as of the Closing Date (as herein defined) accurate in all material respects and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing at the Closing Date, not misleading.

                           (d)      The offer, sale and delivery of the Shares
in the manner contemplated by this Agreement and the Memorandum will comply with the terms and conditions of Regulation S.

                           (e)      None of the Company, its affiliates (as
defined in Rule 144(a)(1) under the Securities Act) or any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the Shares or will offer or sell any Shares in the United States or to a U.S. Person (as defined in Regulation S).

                           (f)      The Company is, and at the Closing Date
will be, a corporation duly organized, validly existing and in good standing under the laws of Texas. The Company has, and at the Closing will have, full power and authority to conduct all the activities conducted by it, to own or lease all the assets owned or leased by it and to conduct its business as described in the Memorandum. The Company is, and at the Closing Date will be, duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary. Except for Computer Components Corporation ("CCC") and Vary Brite Technologies, Incorporated ("VBT"), the Company's wholly-owned subsidiaries, and Universal Battery Corporation ("UBC"), the Company's majority-owned subsidiary, the Company has no subsidiary and does not own, and at the Closing Date will not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or have any equity interest in any firms, partnership, joint venture, association or other entity. Complete and correct copies of the Certificates of Incorporation and of the By-laws of the Company and VBT, UBC, CCC and all amendments thereto have been delivered to PAI, and no change therein will be made subsequent to the date hereof and prior to the Closing Date.

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                           (g) The outstanding shares of Common Stock have been,
and, the Shares to be issued and sold by the Company upon such issuance will be, when paid for as provided herein, duly authorized, validly issued, fully paid and nonassessable (except for the exercise price of the Options), will not be subject to any preemptive or similar right and are all entitled to the same rights, preferences and privileges (including dividends). The description of the Common Stock in the Memorandum is, and at the Closing Date will be, complete and accurate in all respects. Except as set forth in the Memorandum, the Company does not have outstanding, and at the Closing Date will not have outstanding, any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or any contracts or commitments to issue or sell, any shares of Common Stock or any such options, rights, warrants, convertible securities or obligations.

                           (h) The financial statements of the Company
(including the related notes and supporting schedules) included in the Memorandum are materially true and correct and reflect the financial conditions of the Company, at the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles as applied in the United States on a consistent basis throughout the periods involved, except as otherwise stated therein.

                           (i) King, Burns & Company, P.C., which has certified
certain financial statements of the Company, whose report appears in the Memorandum is an independent public accountant within the meaning of the Securities Act.

                           (j) The Company maintains a system of internal
accounting control sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                           (k) Subsequent to the respective dates as of which
information is given in the Memorandum and prior to the Closing Date, except as set forth in or contemplated by the Memorandum, (i) there has not been and will not have been any change in the capitalization of the Company, or in the business, properties, business prospects, condition (financial or otherwise) or results of operations of the Company, arising for any reason whatsoever other than in the ordinary course of business, (ii) the Company has not incurred and will not incur any material liabilities or obligations, direct or contingent, nor has it entered into nor will it enter into any material transactions other than pursuant to this Agreement and the transactions referred to herein and
(iii) the Company has not and will not have paid or declared any dividends or other distributions of any kind on any class of its capital stock, except for dividends payable on its Series A Preferred Stock and Series B Preferred Stock. To

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the best of the Company's knowledge, it does not anticipate any material adverse changes in the Company's business, prospects or financial condition within the next twelve months.

                           (l) The Company is not an "investment company" or an
"affiliated person" of, or "promoter" or "principal underwriter for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

                           (m) Except as set forth in the Memorandum, there are
no actions, suits or proceedings pending or, to the Company's knowledge, threatened against or affecting the Company or any of its respective officers in their capacity as such, before or by any federal of state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding might materially and adversely affect the Company or its business, properties, business prospects, conditions (financial or otherwise) or results of operations taken as a whole (a "Material Adverse Effect").

                           (n) Except as disclosed in the Memorandum the Company
has, and at the Closing Date will have, (i) all governmental licenses, permits, consents, orders, approval and other authorizations necessary to carry on its business as contemplated in the Memorandum (ii) complied in all material respects with all laws, regulations and orders applicable to it or its business and (iii) performed all its material obligations required to be performed by it, and is not, and at the Closing Date will not be, in default, under any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement, lease, contract or other agreement or instrument (collectively, a "contract or other agreement") to which it is a party or by which its property is bound or affected. To the best knowledge of the Company, no other party under any contract or other agreement to which it is a party is in default in any respect thereunder that would materially and adversely affect the Company. The Company is not, and at the Closing Date will not be, in violation of any provision of its certificate of incorporation or by-laws.

                           (o) No consent, approval, authorization or order of,
or any filing or declaration with, any court or governmental agency or body is required for the consideration by the Company of the transactions on its part herein contemplated.

                           (p) The Company has full corporate power and
authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with the terms hereof. The performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Company pursuant to the terms or provisions of, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, the Certificate or Incorporation or By-laws of the Company, any contract or other agreement to which the

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Company is a party or by which the Company or any of its properties is bound or affected, or violate or conflict with any judgment, ruling, decree, order, statute, rule or regulation of any court or other governmental agency or body applicable to the business or properties of the Company.

                           (q) The Company has good and marketable title to all
properties and assets described in the Memorandum as owned by it, free and clear of all liens, charges, encumbrances or restrictions, except such as are described in the Memorandum or are not material to the business of the Company. The Company has valid, subsisting and enforceable leases for the properties described in the Memorandum as leased by it, with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such properties by the Company.

                           (r) No statement, representation, warranty or
covenant made by the Company in this Agreement or made in any certificate or document required by this Agreement was or will be, when made, inaccurate, untrue or incorrect in any material respect.

                           (s) Neither the Company nor any of its directors,
officers or controlling persons has taken, directly or indirectly, any action intended, or which might reasonably be expected, to cause or result, under the Securities Act, the Exchange Act or otherwise, in, or which has constituted, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

                           (t) On or prior to the Closing Date the Shares
(including Shares to be issued upon exercise of the Options) will be duly authorized for quotation on the Nasdaq Small Cap Market.

                           (u) The Company is not involved in any material labor
dispute nor, to the knowledge of the Company, is any such dispute threatened.

                           (v) The Company owns, or is licensed or otherwise has
the full exclusive right to use, all material trademarks and trade names which are used in or necessary for the conduct of its business except as may be described in the Memorandum. No claims have been asserted by any person to the use of any such trademarks or trade names or challenging or questioning the validity or effectiveness of any such trademark or trade name. The use, in connection with the business and operations of the Company of such trademarks and trade names does not, to the Company's knowledge, infringe on the rights of any person.

                           (w) Neither the Company nor, to the Company's
knowledge, any person acting on the Company's behalf has (i) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated any

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provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful bribe, rebate, payoff, influence payment or kickback.

                           (x) There are no material contracts or other
agreements to which the Company is a party which have not been described in the Memorandum (including being listed as an Exhibit to the Form 10-KSB for the year ended December 31, 1995). All such contracts or other agreements to which the Company is a party have been duly authorized, executed and delivered by the Company, constitute valid and binding agreements of the Company and are enforceable against the Company in accordance with the terms thereof.

                           (y) No material relationship (as described in Item
404 of Regulation S-X), exists between or among the Company on the one hand, and any director or officer of the Company or any holder of 5% or more of any class of equity security of the Company or any affiliate of any such director, officer, stockholder, customer or supplier of the Company on the other hand, except as described in the Memorandum.

                           (z) The Company has filed all income, franchise,
sales and other tax returns required to be filed through the date hereof and has paid all taxes shown as due thereon, and no tax deficiency has been determined adversely to the Company which has had (nor does the Company have any knowledge of any questions or disputes pending or threatened relating to a tax deficiency which, if determined adversely to the Company, might have) a Material Adverse Effect.

                           (aa) The Company has obtained all permits, licenses
and other authorizations that are required under, and is otherwise in compliance with, all environmental laws relating directly to the Company's manufacture, storage, transportation and sale, and the use by others as intended by the Company, of the Company's products, including but not limited to the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. ss. 6901 et seq.), Safe Drinking Water Act (21 U.S.C. ss. 349, 42 U.S.C. ss.ss. 201, 300f), Toxic Substances Control Act (15 U.S.C. ss. 2601 at seq.), Clean Air Act (42 U.S.C. 5 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.), other appropriate laws and any other laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, or petroleum and related products or under any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder (collectively the "Environmental Laws"), except as otherwise set forth in the Memorandum or to the extent failure to have any such permit, license or authorization or failure to comply, individually or in the aggregate, does not have a Material Adverse Effect.


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                           (bb) To the best of the Company's knowledge, there
are no past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans relating to the business as presently being conducted by the Company that interfere with or prevent compliance or continued compliance with the Environmental Laws, or which would be reasonably likely to give rise to any legal liability (whether statutory or common law) or otherwise would be reasonably likely to form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study, investigation, remediation or cleanup based on or related to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release into the workplace, the community or the environment of any pollutant, contaminant, chemical or industrial, toxic, or hazardous substance or waste, or petroleum and related products, except for any liabilities or any claims, demands or other actions specified above that will not individually or in the aggregate have a Material Adverse Effect, and except as previously disclosed in the Memorandum, no asbestos-containing material and no underground or above-ground tanks are, to the best of the Company's knowledge, located on property owned or leased by the Company and none have been previously removed or filled by the Company or any predecessor of the Company.

                           (cc) There are no contracts, agreements or
understandings between the Company and any person (other than PAI) that would give rise to a valid claim against the Company or PAI for a brokerage commission, finder's fee or like payment in connection with the transactions contemplated by this Agreement.

                           (dd) The Company causes to be maintained insurance
covering the properties, operations, personnel and businesses of the Company in such amounts and against such losses and risks as are adequate in accordance with customary industry practice to protect the Company and its business. The Company has not received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance. All such insurance is outstanding and duly in force on the date hereof, and will be outstanding and duly in force on the Closing Date,

                           (ee) The Shares when issued and paid for will be
issued to the designated holder and such holder will obtain valid and marketable title to the Shares free of any adverse claim with respect thereto and the Shares will be free and clear of all liens, encumbrances and claims other than as provided for in the Memorandum and herein.

                           (ff) The Company has not offered and will not offer
the Shares to any person in the United States, any identifiable group of U.S. citizens abroad, nor to any U.S. Person;

                           (gg) At the time the buy order will be originated,
the Company and/or agents will reasonably believe each Purchaser was outside the United States and was not a U.S. Person;


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                           (hh) The Company and/or its agents believe that the
sale of the Shares has not been and will not be prearranged with a buyer in the United States or for the account or benefit of such a buyer.

         3. Representations and Warranties of PAI. PAI represents, covenants, and warrants to the Company that:

                           (a) PAI is a corporation duly organized, validly
existing and in good standing under the laws of the jurisdiction in which it is incorporated, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

                           (b) This Agreement has been duly authorized, executed
and delivered by PAI and is a valid and binding agreement on PAI's part enforceable in accordance with its terms.

                           (c) The consummation of the transactions contemplated
herein and those contemplated by the Memorandum will not result in any breach of any of the terms or conditions of or constitute a default under any indenture, agreement or other instrument to which PAI is a party, or violate any law or any order directed to PAI by any court or any federal or state regulatory body or administrative agency having jurisdiction over PAI, its affiliates, or its property.

                           (d) PAI acknowledges that the Shares have not been
and will not be registered under the Securities Act (except as otherwise may be provided herein) and may not be offered or sold within the United States or to or for the account or benefit of a U.S. Person except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. PAI has not offered or sold, and will not offer or sell, any Shares within the United States or to any U.S. Person or for the account or benefit of any U.S. Person. All sales of the Shares by PAI will be made in offshore transactions and otherwise in strict compliance with the terms and conditions set forth in the Memorandum and Regulation S promulgated under the Securities Act. PAI or its affiliates will receive an executed Confirmation Letter from each of the Purchasers of the Shares substantially in the form of Exhibit A. PAI shall certify in writing at the Closing Date that all Shares to be purchased and sold have been purchased and sold and the Offering is terminated. None of PAI, any of its affiliates, or any person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Shares. All offers and sales of the Shares until the fortieth day after the Closing Date (the "Termination Date") shall be made in accordance with Rule 903 or 904 of Regulation S, pursuant to registration of the Shares under the Securities Act, or pursuant to an available exemption from the registration requirements under the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S, unless the context otherwise requires.

                           (e) No action is being taken or is contemplated by
PAI that would permit a public offering of the Shares or distribution of the Memorandum or any other offering

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material relating to the Shares in any jurisdiction where, or in any other circumstances in which, action for those purposes is required (other than in jurisdictions where such action has been duly taken). PAI understands and agrees that it will comply with all applicable laws and regulations in any jurisdiction in which it may offer, sell or deliver Shares and that it will not, directly or indirectly, offer, sell or deliver Shares or distribute or publish any prospectus, circular, advertisement or other offering material in relation to the Shares in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations, and all offers, sales and deliveries of Shares by it will be made on the foregoing terms.

                           (f) Neither PAI nor any of its directors, officers or
controlling persons has taken, directly or indirectly, any action intended, or which might reasonably be expected, to cause or result, under the Securities Act, the Exchange Act or otherwise, in, or which has constituted, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

                           (g) PAI will offer and sell the Shares only to
persons and entities who are not a "U.S. person" as defined in Rule 902 of Regulation S, were not organized under the laws of any U.S. jurisdiction, and were not formed for the purpose of investing in securities not registered under the Securities Act.

                           (h) At the time any buy order for the Shares are
originated, PAI shall believe and have reason to reasonably believe that the Purchaser was outside the United States.

                           (i) Until the Termination Date PAI will not within or
outside the United States with regard to the Company's Common Stock engage in any short-selling or other hedging transactions, such as equity swaps or other types of derivative transactions, designed to transfer the burdens of ownership of the Shares back to the United States market.

                           (j) In the event of resale of the Shares prior to the
Termination Date, PAI shall provide a written confirmation or other written notice to any distributor, dealer, or person receiving a selling concession, fee, or other remuneration in respect of the Shares stating that such purchaser is subject to the same restrictions on offers and sales that apply to PAI, and shall require that any such purchaser shall provide such written confirmation or other notice upon resale prior to the Termination Date.

         4. Covenants of the Company. As additional consideration hereunder, the Company agrees as follows:

                           (a) To deliver to PAI, at the expense of the Company,
as many copies of the Memorandum (including all amendments and supplements thereto) as PAI may reasonably request.


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                           (b) If, at any time prior to the Closing Date, any
event shall occur as a result of which the Memorandum, as then amended or supplemented, would include a statement of fact which is not true and accurate in all material respects, or omit any fact the omission of which would make misleading in any material respect any statement therein, or if for any other reason it shall be necessary to amend or supplement the Memorandum, the Company will so amend or supplement the Memorandum and will promptly notify PAI and will, at the expense of the Company, supply to PAI (and to any persons designated by PAI) such amendments or supplements to the Memorandum as may be necessary so that the statements in the Memorandum as so amended or supplemented will not, in the light of the circumstances existing at the time, be misleading.

                           (c) To notify PAI promptly of any change having or
which is likely to have a Material Adverse Effect relating to any of the Company's representations, warranties, covenants or agreements contained herein that occurs at any time prior to the payment of the full purchase price for the Shares to the Company on the Closing Date.

                           (d) None of the Company, any of its affiliates (as
defined in Rule 144(a)(1) under the Securities Act) or any person acting on behalf of any of the foregoing will engage in any directed selling efforts with respect to the Shares within the meaning of Regulation S. None of the Company or any such affiliates shall issue any advertisements or press releases or file any documents with the Securities and Exchange Commission, Nasdaq or otherwise publicly disclose any information with regards to the offering or sale of the Shares without the prior approval of PAI except the Company will promptly file a Form 8-K reporting the sale of the Shares as required by Form 8-K and will make such other filings as required by laws and regulations applicable to the Company. Any such advertisement, release or filing made with the consent of PAI shall be determined not to be a directed selling effort for purposes of this Agreement, the Memorandum and any opinion or certificate in connection herewith.

                           (e) The Company will use the net proceeds received
from the issuance of the Shares in the manner specified in the Memorandum under "Use of Proceeds."

                           (f) The Company will not take, directly or
indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Shares at any time prior to the Closing Date.

                           (g) On or after the Termination Date at the request
of a Purchaser who is not an affiliate of the Company, the Company will cause its transfer agent within two business days, (or on the Termination Date if the request was received at least two business days prior to the Termination Date) at the Company's expense (including transportation and insurance), to exchange the certificate for the Shares issued to such Purchaser on the Closing Date for new certificates for the same number of Shares, without any legends or stop transfer notices. Prior to the Termination Date all certificates for the Shares shall bear the following legend:

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                  THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES
                  SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SUCH SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION AS CONFIRMED IN AN OPINION OF COUNSEL SATISFACTORY TO TECH ELECTRO INDUSTRIES, INC., AND IN EACH CASE IN ACCORDANCE WITH ANY OTHER APPLICABLE LAW.

                           (h) If, as a result of any changes in Regulation S
after the Closing Date, or for any other reason, including, but not limited to the failure of the Company or PAI to comply with any of the provisions of Regulation S in the offer and sale of the Shares, the Shares, in the reasonable opinion of counsels to the Company and PAI, cannot on or after the Termination Date be resold by any of the Purchasers in the United States without registration under the Securities Act, the Company, at its expense, will immediately after the Termination Date, file a registration statement under the Securities Act and use its best efforts to have such registration statement declared effective and kept effective at least through the earlier of the second annual anniversary of the Closing Date or the expiration of the Company's obligation and undertaking to file post-effective amendments to its Form SB-2 Registration Statement, File No. 33-98662, with respect to its Redeemable Class A Warrants and underlying shares of Common Stock, which registration statement shall provide for the sale of the Common Stock and shares of Common Stock underlying the Options included in the Shares by the Purchasers in the United States. Notwithstanding the above, no registration statement will be required if a Purchaser becomes an affiliate of the Company or fails to comply with Regulation S.

                           (i) For five years after the date hereof, the Company
shall send to PAI copies of all filings with the Securities and Exchange Commission (simultaneously with such filing) and copies of all press releases (faxed when released).

                           (j) On the Closing Date, a majority of the members of
the board of directors of the Company shall be individuals designated by PAI; provided, that if, within 13 months following the Closing, either (i) the Options have not been exercised, or (ii) PAI or purchasers of the Common Stock hereunder or their designees have not acquired a majority of the voting securities of the Company, PAI and the purchasers of Common Stock shall vote their shares of Common Stock at the following annual meeting of the Company's shareholders so that a majority of the directors of the Company are individuals designated by Craig D. La Taste.


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                           (k) On the Closing Date, Martin Frank and Craig D. La
Taste shall have entered into employment agreements with CCC in form and substance mutually acceptable to the Board of Directors of CCC and the Company, and PAI.

                           (l) The Options may only be exercised (i) by a person
who is not a U.S. person (as defined in Regulation S), (ii) if not exercised on behalf of a U.S. person, (iii) if no U.S. person has any interest in the Options being exercised or the underlying securities to be issued upon exercise, and
(iv) if the Options are exercised outside the United States and the shares underlying the Options are to be delivered outside the United States. If the above cannot be complied with, then the Options can be exercised only if a written opinion of counsel, the form and substance of which is acceptable to the Company, is delivered to the Company prior to exercise to the Options being exercised, that the underlying securities delivered upon exercise have been registered under the Securities Act, or the securities are exempt from registration thereunder and specifying the exemption.

         5. Purchase, Sale, and Delivery of the Shares. On the basis of the covenants, representations, and warranties herein contained and subject to the terms and conditions herein set forth:

                  (a) The Company hereby engages PAI as its agent to solicit subscrip tions to the Shares in accordance with the terms of the Memorandum and this Agreement, and PAI agrees to use its best efforts to solicit such subscriptions. Such subscriptions shall be evidenced by the completion and execution by the prospective Purchaser and acceptance by the Company of the Subscription Agreement and related documents in the form included in the Memorandum. It is understood that no sale shall be regarded as effective unless and until accepted in writing by the Company and that the Company reserves the right in its sole discretion for any reason to refuse to sell Shares to any person at any time.

                           (i) PAI is obligated to place all of the Shares on a
"firm commitment" basis. If PAI or its affiliates believe they have not received firm, irrevocable and paid orders to purchase the Shares by February 7, 1997, PAI will be obligated to purchase such number of Shares as are necessary to complete the offering of the Shares by February 21, 1997.

                           (ii) The exact number of Shares to be purchased by
PAI and/or the Purchasers shall be not less that one million one hundred thousand (1,100,000) shares of Common Stock and one million (1,000,000) Options. The Options shall be in the form of and contain the terms as set forth in the form of Option attached hereto as Exhibit B and incorporated herein.

                           (iii) PAI shall notify the Company by no later than
5:00 p.m., Dallas time on February 16, 1997 as to the time and date for the purchase of the Shares (the "Closing Date") which Closing Date shall be within five business days of giving the notice.

                           (b) After the Closing Date, PAI, except as otherwise
specifically provided herein, will not be considered to have any continuing or future duty or obligation of any kind to the Company. PAI has not assumed, nor will it assume or be permitted to assume any duties, responsibilities, or obligations regarding the management, operations, or any of the business affairs of the Company after the Closing Date.

                  6. Delivery of and Payment for the Shares. Delivery of and payment for the Shares shall be made at the offices of Jeffer, Mangels, Butler & Marmaro LLP, at 2121 Avenue of the Stars, 10th Floor, Los Angeles, California 90067 on the Closing Date as determined by PAI pursuant to Section 5(a)(iii) hereof, or at such other place as the parties may agree.

                           Payment for the Shares (in an amount equal to the
aggregate amount payable for the Shares calculated at the purchase price set forth in Paragraph 1, above) shall be made on the Closing Date to the Company or its order in United States dollars in same day funds by wire transfer (or if such transfer is impracticable, by cashier bank check) to a United States dollar account of the Company (under the account name of Tech Electro Industries, Inc.

                           Certificates evidencing the Shares shall be in
definitive form and shall be registered in such names and in such denominations as PAI shall request at least two business days prior to the Closing Date by written notice to the Company. For the purpose of expediting the checking and packaging of certificates for the Shares, the Company agrees to make such certificates available for inspection at least 12 hours prior to the Closing Date.

                  7. Expenses of Sale. The Company will pay all expenses incident to the performance of its obligations hereunder, including but not limited to the fees and expenses of its counsel and accountants. PAI will pay all expenses incident to the performance of its obligations hereunder, including but not limited to the fees and expenses of its counsel and accountants.

                  8. Conditions to PAI's Obligations. PAI's obligations hereunder shall be subject to the accuracy of and compliance with, as of the date hereof and on the Closing Date, the representations and warranties contained in Section 2 hereof, the performance by the Company of its obligations hereunder required to be performed on or before the Closing Date, and to the following further conditions:

                           (a) PAI shall not have discovered and disclosed to
the Company on or prior to the Closing Date that the Memorandum or any amendment or supplement thereto contains an untrue statement of a fact which, in the opinion of PAI, is material or omits to state a fact which, in the opinion of PAI, is material and is required to be stated therein or is necessary to make the statements therein in light of the circumstances under which they were made not misleading.

                           (b) All corporate proceedings and other legal matters
incident to the authorization, form and validity of this Agreement, the certificates representing the Shares and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for PAI, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable then to pass upon such matters.

                           (c) All proceedings and legal matters incident to the
sale of the Shares shall be reasonably satisfactory in all material respects to counsel for PAI, and each Purchaser shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

                           (d) There shall have not occurred any event or
occurrence constituting a Material Adverse Effect in the financial condition, prospects, assets or operations of the Company, taken as a whole, since November 11, 1996.

                           (e) There shall be no litigation, action, or
proceeding pending or threatened regarding this Agreement or the transactions contemplated hereby.

                           (f) PAI shall have completed, to its satisfaction, a
"due diligence" examination of the books, records and operations of the Company and its subsidiaries.

                           (g) Carl A. Generes shall have furnished to PAI its
written opinion, as counsel to the Company addressed to PAI and dated the Closing Date, substantially in the form of Exhibit C hereto.

                           (h) The Company shall have furnished to PAI a
certificate, dated the Closing Date, of the President and the chief financial officer of the Company stating that:

                                   (i) The representations, warranties and
agreements of the Company contained herein are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date; the Company has complied in all material respects with all its agreements contained herein to be performed on or prior to the Closing Date; and the conditions precedent to the obligations of PAI set forth herein have been fulfilled; and

                                   (ii) Such officers have reviewed, or have
had reviewed on their behalf, the Memorandum and (A) as of the date hereof, and as of the Closing Date, the Memorandum did not, and will not, include any untrue statement of a material fact and did not, and will not, omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) since the date thereof no event has occurred which should have been set forth in a supplement or amendment to the Memorandum.

                           (i) Subsequent to the date of the execution of this
Agreement, there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange, the American Stock Exchange or in the United States over-the-counter market shall have been suspended or limited or minimum prices shall have been established on any such exchange or such market by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by the United States Federal, New York State or Texas State authority or authorities, (iii) the United States shall have become engaged in any war or there shall have been a declaration of a national emergency by the United States which makes it, in the reasonable judgment of PAI, after consultation with the Company, impracticable or inadvisable to proceed with the offering and distribution of the Shares in the manner contemplated herein, (iv) any material adverse change in United States or international financial, political or economic conditions which makes it, in the reasonable judgment of PAI, after consultation with the Company, impracticable or inadvisable to proceed with the offering and distribution of the Shares in the manner contemplated herein, or
(v) there shall have been any Material Adverse Effect, otherwise than as set forth or contemplated in the Memorandum, so as to make it, in any such case in the reasonable judgment of PAI, after consultation with the Company, impracticable or inadvisable to proceed with the offering and distribution of the Shares in the manner contemplated herein.

                           (j) The Common Stock of the Company shall have been
approved for quotation on the Nasdaq Small Cap Market.

                           (k) The Company shall have furnished to PAI such
further information, certificates and documents as PAI may reasonably request.

                           (l) The Company shall have entered into employment
agreements with Craig D. La Taste and Martin Frank in form and substance reasonably acceptable to PAI.

                           All opinions, letters, evidence and verification
mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance satisfactory to counsel of PAI.

                  9. Conditions to the Company's Obligations. The Company's obligations hereunder shall be subject to (i) the accuracy and compliance with, as of the date hereof and on the Closing Date, the representations, warranties and covenants of PAI contained in Section 3 hereof to the reasonable satisfaction of the Company and its counsel and (ii) the receipt of a Confirmation Letter from each Purchaser, fully executed Subscription Agreements for all of the Shares and tender of the Purchase Price.

                  10. Reorganization of Subsidiaries.

                           (a) Within thirty (30) days following the Closing,
the Company shall take all necessary steps to transfer to CCC all of the common stock of VBT and UBC currently owned by the Company. Concurrently with such transfer, CCC or its subsidiaries shall assume all liabilities and acquire all assets of the Company, except for the stock of CCC and assets specified in Exhibit D hereto, and except for a portion of the funds derived from the sale of the Common Stock, and exercise of the Options and outstanding warrants, as described below.

                           (b) The Company shall contribute to CCC as additional
capital $1,500,000 of the funds derived from the issuance of the Common Stock promptly following the Closing. All such funds shall be used by CCC or its subsidiaries solely to fund acquisitions, expansion and growth by such companies; provided, that CCC shall not acquire, or cause any subsidiary or affiliate to acquire, any business entity without the prior consent of the Board of Directors of the Company.

                           (c) The Company shall, promptly after receipt
thereof, contribute to CCC as additional capital eighty-four percent (84%), or an aggregate of approximately $1,800,000, of the funds realized by the exercise of the Options. All such funds shall be used by CCC or its subsidiaries solely to fund expansion and growth by such companies.

                           (d) The Company shall, promptly after receipt
thereof, contribute to CCC as additional capital eighty-four percent (84%) of the funds realized by the exercise of the Company's outstanding warrants. All such funds shall be used by CCC or its subsidiaries solely to fund expansion and growth by such companies.

                           (e) If the Company is unable to meet its commitment
to pay dividends on the Series A or Series B Preferred Stock in the five years following the Closing, CCC shall funds such dividends promptly upon TEI's request.

                           (f) If the Company determines to acquire a business
entity, the Company may request that the funds for such acquisition be provided by CCC; provided, that any such request must be approved by a unanimous vote of the Company's Board of Directors.

                  11. Fairness Letters and Appraisals. The parties hereto agree that, should the Board of Directors of the Company determine it to be in the best interests of the Company to obtain an appraisal or fairness opinion regarding an acquisition by the Company, of assets or securities of an affiliate of the Company (as that term is defined in Rule 144(a)(1) under the Securities Act, the appraisal or fairness opinion shall be conducted by a "Big Six" accounting firm or by an internationally-recognized investment banking firm.

                  12. Indemnification.

                           (a) The Company will indemnify and hold PAI harmless
against any losses, claims, damages or liabilities, joint or several, to which PAI may become subject under the Securities Act, the Exchange Act, the various state securities acts or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Memorandum, any other offering documentation authorized by the Company or state "blue sky" application prepared on behalf of the Company or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and will reimburse PAI for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Memorandum, in any other offering documentation prepared by the Company or in any state "blue sky" application prepared on behalf of the Company or such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by PAI specifically for use in the preparation thereof.

                  The foregoing indemnity agreement shall extend upon the same terms and conditions to, and shall inure to the benefit of, PAI's officers and directors and its counsel and each person, if any, who "controls" PAI within the meaning of the Securities Act or the Exchange Act.

                           (b) PAI will indemnify and hold harmless the Company
against any losses, claims, damages, or liabilities, joint or several, to which it may become subject, under the Securities Act, the Exchange Act, the various state securities acts or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Memorandum, in any other offering documentation or state "blue sky" application prepared on behalf of the Company or any amendment or supplement thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Memorandum, in any other offering documentation or in any state "blue sky" application prepared on behalf of the Company or such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by PAI specifically for use in the preparation thereof. PAI also will reimburse the Company for such legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action as to which PAI is required to indemnify the Company.

                  The foregoing indemnity agreement shall extend upon the same terms and conditions to, and shall inure to the benefit of, the officers, directors, employees, agents, accountants, counsel and affiliates of the Company and each person, if any, who "controls" the Company within the meaning of the Securities Act or the Exchange Act.

                           (c) Promptly after receipt by an indemnified person
of notice of the commencement of any action, such indemnified person shall, if a claim in respect thereof is to be made against the indemnifying party under such subparagraph, notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subparagraph. In case any such action shall be brought against such indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel selected by the indemnifying party but satisfactory to such indemnified party, and after the indemnified party shall have received notice from the agreed upon counsel that the defense under such paragraph has been assumed, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation.

                  13. Representations and Agreements to Survive Delivery. All representations, warranties, covenants and agreements of the Company and PAI herein or in certificates delivered pursuant hereto, and the indemnity agreement contained in Section 11 hereof, shall survive the delivery and execution of this Agreement and the Closing Date and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of PAI or any controlling person or any controlling person thereof, the Company, or any of its officers, directors, partners, or any controlling persons. The indemnification provisions of Section 11 hereof are in addition to any and all remedies or rights any of the parties hereto may have, including the right to sue and recover damages for any breach of any representation, warranty or covenant made or given by one or more parties to any other party.

                  14. Notices. All notices or communications hereunder, except as herein otherwise specifically provided, shall be in writing and if sent to PAI or the Company shall be mailed, delivered or telegraphed and confirmed to PAI or the Company at its address set forth above for PAI and for the Company at 4300 Wiley Post Road, Dallas, Texas 75244, attention: Craig P. La Taste. PAI or the Company may change its address for receiving notices by giving written notice to the other parties.

                  15. Parties. This Agreement shall inure to the benefit of and be binding upon PAI and the Company, and each of their respective successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and assigns and the controlling persons, officers and directors and counsel referred to in this Agreement, any legal or equitable right, remedy or claim under or in respect to this Agreement or any provision herein contained.

                  16. Severability. Every provision in this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

                  17. Captions. The captions or headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provisions hereof.

                  18. Applicable Law. This Agreement shall be governed by and construed under Texas law.

                  19. Prior Agreements. This Agreement supersedes all prior agreements oral or written, covering the same subject matter.

                  If the foregoing correctly sets forth our understanding, please so indicate in the space provided below for that purpose whereupon this letter shall constitute a binding agreement between us.

                                     Very truly yours,

                                     TECH ELECTRO INDUSTRIES, INC., a Texas
                                     corporation


                                     By /s/ Craig D. La Taste
                                       ---------------------------------------
                                     Its:  President



ACCEPTED AND AGREED TO

this 17th day of December, 1996


PLACEMENT & ACCEPTANCE, INC.
a British Virgin Islands corporation


By /s/ Tan Kim Wah
  ---------------------------------
Its Managing Director



ACCEPTED AND AGREED TO

this 28th day of January, 1997,
as to Paragraph 10 only.


COMPUTER COMPONENTS
CORPORATION


By /s/ Craig D. La Taste
  ---------------------------------
Its:  President